Exhibit 10.1

Modification to Terms of Employment for Joseph J. Troy

February 9, 2015

Dear Joe:

The following will modify your Employment Agreement dated July 16, 2010, as amended (the “Employment Agreement”) with Quality Distribution, Inc. (the “Company) effective as of the date set forth above (the “Effective Date”).

1.	Section 4.2.3, clauses (ii) and (iii) amended by substituting the following for the existing language:

“(ii) Base Salary payable in accordance with the normal payroll cycles of the Company for one hundred and four (104) weeks following the Termination Date; and (iii) if participating in the Company’s medical benefits at the time of termination, Company provided medical benefits for the Employee (and his or her eligible dependents) at active employee contribution rates for one hundred and four (104) weeks following the Termination Date.”

The Company requests your signature and your subsequent delivery of this letter agreement to the Company to evidence confirmation of your understanding of, and agreement to, the above-described changes to the terms of your employment as of the Effective Date.

QUALITY DISTRIBUTION, INC.

By:
Gary R. Enzor
Chief Executive Officer

Agreed to and accepted as of the date first written above.

By:
Joseph J. Troy

Modification to Terms of Employment for Joseph J. Troy

March 27, 2014

Dear Joe:

The following will modify your Employment Agreement dated July 16, 2010, as amended pursuant to a letter agreement dated December 30, 2012 (the “Employment Agreement”) with Quality Distribution, Inc. (the “Company) effective as of March 3, 2014 (the “Effective Date”).

1.	Section 3.1 is amended substituting the following for the first sentence thereof:

As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay to the Executive during the Term a base salary, payable bi-weekly, at the annual rate of $300,000 (the “Base Salary”).

2.	Section 3.2 is amended substituting the following for the second sentence thereof:

At target, Employee’s annual cash bonus opportunity shall be 60% of Base Salary.

3.	Section 3 is amended by inserting a new Section 3.4, and renumbering the prior Section 3.4 and the remaining sections (and references thereto) accordingly:

Annual Equity Award. The Executive shall be eligible at the discretion of the Compensation Committee, to receive an annual equity award, at target, equal to 125% of Executive’s base salary compensation. The Executive’s annual equity award, if any, shall be made at the same time as annual equity awards are normally made to similarly situated employees of the Company, pursuant to the Quality Distribution, Inc. 2012 Equity Incentive Plan (“Equity Plan”).

The Company requests your signature and your subsequent delivery of this letter agreement to the Company to evidence confirmation of your understanding of, and agreement to, the above-described changes to the terms of your employment as of the Effective Date. Except as set forth herein, all other terms and provisions of the Employment Agreement remain unchanged and in full force and effect.

QUALITY DISTRIBUTION, INC.

By:
Gary R. Enzor
Chief Executive Officer

Agreed to and accepted as of the date first written above.

By:
Joseph J. Troy

Modification to Terms of Employment for Joseph J. Troy

December 30, 2012

Dear Joe,

To ensure continued compliance with Section 409A of the Internal Revenue Code, the following will modify your Employment Agreement dated July 16, 2010 (the “Employment Agreement”) with Quality Distribution, Inc. (the “Company”) as follows, effective as of the date hereof:

1. Subsection 4.2.2 is amended by deleting the last sentence thereof and by substituting the following:

Such annual cash bonus shall be paid in a lump sum in the year following the year in which the Termination Date occurs and at the same time such annual cash bonuses are normally paid to similarly situated employees of the Company.

2. Subsection 4.2.3 is amended substituting the following for paragraph (i) thereof and by deleting the last sentence thereof:

(i) an annual cash bonus at target prorated from the first day of such fiscal year through the Termination Date to be paid in the year following the year in which the Termination Date occurs and at the same time annual cash bonuses are normally paid to similarly situated employees of the Company;

3. A new subsection 4.3.2 shall be added to Section 4.3 as follows:

4.3.2 The payments and benefits set forth in Section 4.2.3 shall be made or begin, as applicable, within the 45-day period immediately following the Termination Date, provided that Employee has delivered an executed copy of the general release agreement described above and the seven (7) day statutory period during which Employee may revoke such general release agreement has expired before such 45th day. If such 45-day period begins in one calendar year and ends in another, then any payments or benefits that are subject to Internal Revenue Code Section 409A (“Section 409A”) shall be made or provided in the later calendar year.

4. A new Section 20 shall be added to the end of the Employment Agreement as follows:

20. Section 409A.

This Agreement shall be interpreted, administered and construed to reflect the intent of the parties that all aspects of the Agreement shall, to the extent subject to Section 409A, comply with Section 409A and any regulations and other binding guidance thereunder and to avoid any adverse tax result thereunder. All payments under this Agreement are deemed to be a separate payment for purposes of Section 409A of the Code, and the right to a series of installment payments shall be treated as the right to a series of separate payments. If, and only if required by law, the Company shall not pay any amount or provide any benefit under Section 4.2 until the first day of the seventh (7th) month following the Termination Date, at which time all payments that would have otherwise been made since the Termination Date shall be made. Neither the Company nor any of its Affiliates makes or has made any representation, warranty, or guarantee of any federal, state, or local tax consequences with respect to the entitlement or receipt of any benefit or payment hereunder, including but not limited to, under Section 409A of the Code, and Employee is solely responsible for all taxes, penalties and interest that may result from his receipt of the amounts payable under this Agreement.

The Company requests your signature below and your subsequent delivery of this letter agreement to the Company to evidence confirmation of your understanding of, and agreement to, the above-described changes to the terms of your employment as of December [    ], 2012.

QUALITY DISTRIBUTION, INC.

By:
Gary R. Enzor
Chief Executive Officer

Agreed to and accepted as of the date first written above.

By:
Joseph J. Troy

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of the sixteenth day of July, 2010 between QUALITY DISTRIBUTION, INC., a Florida corporation (the “Company”), and Joseph J. Troy the (“Employee”).

The Employee and the Company wish to enter into an employment relationship on the terms and conditions set forth in this Agreement.

Accordingly, the Company and the Employee hereby agree as follows:

1.	Employment, Duties and Acceptance.

1.1 Employment. The Company hereby agrees to employ the Employee for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company, in the capacity of Executive Vice President and Chief Financial Officer of the Company and to perform such other duties consistent with such position (including service as a director or officer of any affiliate of the Company if elected) as may be assigned by the Company. It is agreed and understood that, if applicable, the Employee shall resign as an officer of the Company or any subsidiary immediately upon termination of his employment hereunder for any reason.

1.1.1 Duties and Authority. During the Term, the Employee shall serve as the Executive Vice President and Chief Financial Officer and shall have the normal duties, responsibilities, functions and authority of the position but subject to the power and authority of the Chief Executive Officer and/or the Company’s Board of Directors (the “Board”) to expand or limit such duties, responsibilities, functions and authority, consistent with the foregoing, and to overrule the actions of employees and officers of the Company, During the Term, the Employee shall report to the Company’s Chief Executive Officer.

1.2 Acceptance. The Employee hereby accepts such employment and agrees to render the services described above. During the Term, and consistent with the above, the Employee agrees to serve the Company faithfully and to the best of the Employee’s ability, to devote the Employee’s entire business time, energy and skill to such employment, and to use the Employee’s best efforts, skill and ability to promote the Company’s interests, It is understood that, during the Term, subject to any conflict-of-interest policies of the Company and Section 5.1, the Employee may (x) serve in any capacity with any civic, charitable, educational or professional organization provided that such service does not interfere with his duties hereunder, (y) make and manage investments of his choice, and (z) serve on the board of directors of up to two non-competing for-profit organizations provided that such board service does not interfere with his duties hereunder as determined by the Company’s Chief Executive Officer. Further, the Employee agrees not to serve as a board audit committee chair for any non-competing for profit organization, due to the extensive incremental workload created by this type of role. For the avoidance of doubt, Employee currently serves on the board of directors of two non-competing for-profit organizations and will retain the right to serve in such capacities.

1.3 Location. The duties to be performed by the Employee hereunder shall be performed primarily at the location specified by the Company, subject to reasonable travel requirements consistent with the nature of the Employee’s duties from time to time on behalf of the Company.

1.4 Fiduciary Relationship. The Employee acknowledges and fully understands that, by entering into this Agreement, he undertakes a fiduciary relationship with the Company, and, as a fiduciary, has the obligation to use due care and act in the best interests of the Company at all times. Employee shall be candid in all reports and responses to inquiries and shall include in any report or response all information known or then available to the Employee, even if not specifically requested, which Employee reasonably believes is material, relevant and reasonably required for the understanding of the matter in question sufficient to inform the person to whom such report or response is provided. Failure of the Employee to fulfill all fiduciary obligations ordinarily imposed by law on similarly situated employees in a fiduciary relationship will be deemed a material breach of this Agreement by the Employee.

2.	Term of Employment.

2.1 Term. The term of the Employee’s employment under this Agreement (the “Term”) shall commence on August 2, 2010 (the “Effective Date”), and shall end on the date on which the Term is terminated pursuant to Section 4.

3.	Compensation; Benefits.

3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay to the Employee during the Term a base salary, payable bi-weekly, at the initial annual rate of $250,000 (the “Base Salary”). On each anniversary of the Effective Date, or such other appropriate date during each year of the Term when the salaries of the Company’s employees are normally reviewed, the Company and/or the Board shall review the recommendation of the Company regarding the Employee’s Base Salary and determine if, and by how much, the Base Salary should be increased.

3.2 Bonus. The Employee shall be eligible to receive a cash bonus for the achievement of the Company’s Board-approved business plan. The annual cash bonus target opportunity shall be 50% of Base Salary, The Employee’s annual cash bonus, if any, shall be paid in a single lump sum cash payment at the same time as annual bonuses are normally paid to similarly situated employees of the Company. Bonus awards shall be prorated during the first fiscal year of the Employee’s employment.

3.3 Stock Options. The Company agrees to grant Employee options to acquire 135,000 shares of the Company’s common stock pursuant to the Quality Distribution, Inc. 2003 Stock Option Plan (“Option Plan”), such grant to be effective as of the Effective Date, These options will vest in equal annual installments over four years. Future grants will be at the discretion of the Company’s Compensation Committee. The foregoing grant is subject to the provisions set forth in the Option Plan and the Stock Option Agreement to be executed by Employee.

3.4 Business Expenses. The Company shall pay or reimburse the Employee for all reasonable expenses actually incurred or paid by the Employee during the Term in the performance of the Employee’s services under this Agreement, subject to and in accordance with applicable expense-reimbursement and related policies and procedures as in effect from time to time.

3.5 Paid Time Off. During the Term, the Employee shall be entitled to twenty (20) days of paid time off per fiscal year, with a carryover of up to ten (10) days each fiscal year, but at no time an aggregate of more than ten (10) days’ carryover, Days carried over may only be used for the purpose of Family Medical Leave or Short Term Disability. Paid time off shall be prorated for the first fiscal year of Employee’s employment in accordance with the published Paid Time Off policy.

3.6 Benefits and Perquisites. During the Term, the Employee shall be eligible to participate in those defined contribution, salary deferral, group insurance, medical, dental, disability and other benefit plans and such perquisites of the Company as from time to time in effect and on a basis no less favorable than any other similarly situated Employee of the Company.

4.	Termination.

4.1 Termination Events.

4.1.1 Employee’s employment and the Term shall terminate immediately upon the occurrence of any of the following:

(i) the death of the Employee;

(ii) the physical or mental disability of the Employee, whether totally or partially, such that, with or without reasonable accommodation, the Employee is unable to perform the Employee’s material duties, for a period equal to the greater of three months or the eligibility waiting period under the Company’s long-term disability insurance policy; or

(iii) notice of termination for “Cause.” As used herein, “Cause” means (a) a good faith finding by the Company of the Employee’s failure to satisfactorily perform Employee’s assigned duties for the Company as a result of Employee’s material dishonesty, gross negligence or intentional misconduct (including intentionally violating any law, rule or regulation or any policy or guideline of the Company); (b) Employee’s conviction of, or the entry of a pleading of guilty or nolo contendere by Employee to, any crime involving moral turpitude or any felony; or (c) a material breach of this Agreement by the Employee not cured to the reasonable satisfaction of the Chief Executive Officer within thirty days after written notice to the Employee by the Chief Executive Officer.

4.1.2 The Employee may immediately resign the Employee’s position for Good Reason, and, in such event, the Term shall terminate, As used herein, “Good Reason” means without the Employee’s consent (i) material breach of this Agreement by the Company not cured to the Employee’s reasonable satisfaction within thirty days after written notice to the Chief Executive Officer by the Employee; (ii) a material diminution of Employee’s duties or authority caused by the Company; (iii) a change in Employee’s reporting assignment so that Employee does not report directly to the Company’s Chief Executive Officer; or (iv) an involuntary relocation of more than 50 miles of Employee’s principal place of business as it exists as of the Effective Date.

4.1.3 The Company may terminate the Employee’s employment following notice of termination without Cause given by the Company and, in such event, the Term shall terminate.

4.1.4 The Employee may voluntarily resign the Employee’s position following notice to the Company of the Employee’s intent to voluntarily resign without Good Reason and, in such event, the Term shall terminate.

4.1.5 The date upon which Employee’s employment and the Term terminate pursuant to this Section 4.1 shall be the Employee’s “Termination Date” for all purposes of this Agreement.

4.2 Payments Upon a Termination Event.

4.2.1 Following any termination of the Employee’s employment, the Company shall pay or provide to the Employee, or the Employee’s estate or beneficiary, as the case may be: (i) Base Salary earned through the Termination Date; (ii) the balance of any awarded but as yet unpaid, annual cash bonus or other incentive awards for any fiscal year prior to the fiscal year during which the Employee’s Termination Date occurs; (iii) any vested, but not forfeited benefits on the Termination Date, under the Company’s employee benefit plans in accordance with the terms of such plans; and (iv) benefit continuation and conversion rights to which the Employee is entitled under the Company’s employee benefit plans.

4.2.2 Following termination of Employee’s employment and the Term by reason of Section 4.1.1(i) or (ii), for the fiscal year during which the Termination Date shall occur, the Employee, or his or her estate or representative, as applicable, shall receive in addition to the payments in Section 4.2.1 above, an annual cash bonus at target prorated from the first day of such fiscal year through the Termination Date. Such annual cash bonus shall be paid in a lump sum at the same time such annual cash bonuses are normally paid to similarly situated employees of the Company.

4.2.3 Following a termination by the Company without Cause or by the Employee for Good Reason, the Company shall pay or provide to the Employee in addition to the payments in Section 4.2.1 above, (i) an annual cash bonus at target prorated from the first day of such fiscal year through the Termination Date which shall be paid in a lump sum at the same time as annual cash bonuses are normally paid to similarly situated Employees of the Company; (ii) Base Salary payable in accordance with the normal payroll cycles of the Company for fifty-two weeks following the Termination Date; and (iii) if participating in the Company’s medical benefits at the time of termination, Company provided medical benefits for the Employee (and his or her eligible dependents) at active employee contribution rates for fifty-two weeks following the Termination Date. COBRA coverage eligibility will be reduced during the period of severance coverage. If, and only if, required by law, the Company shall not commence payment of the amount described in Section 4.2.3(ii) above until six months after the Termination Date.

4.3 General Release.

4.3.1 The receipt of any payment as set forth in Section 4.2.3 shall be contingent upon the Employee’s execution of a general release agreement reasonably acceptable to the Employee and Company that (i) waives any rights the Employee may otherwise have against the Company and its Affiliates, and its and their directors, officers, employees and agents, and (ii) releases the Company and its Affiliates from actions, suits, claims, proceedings and demands related to the period of Employee’s employment and/or the termination of Employee’s employment, For purposes of this Agreement, “Affiliates” means any individual, corporation partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Notwithstanding the foregoing, said general release agreement shall not negate or in any way diminish Employee’s right to enforce this Agreement, and Employee’s vested benefits and benefit continuation/conversion rights under the Company’s employee benefit plans, and Employee’s right to indemnification under Section 6 of this Agreement.

5.	Restrictive Covenant.

5.1 Restrictive Covenant. Employee agrees to be bound by the Restrictive Covenant agreement set forth on Annex A and the Intellectual Property Protection Agreement set forth on Annex B, both of which are attached hereto and herein incorporated by reference.

6.	Indemnification.

The Company shall indemnify, defend, and hold harmless Employee in accordance with the provisions of Article VI of the Company’s By-Laws.

7.	No Duty to Mitigate.

The Employee shall have no duty to mitigate any amounts payable to him or her hereunder, and such amounts shall not be subject to reduction for any compensation received by Employee from employment in any capacity or other source following the termination of Employee’s employment with the Company and its subsidiaries.

8.	Prior Agreements; Amendments; No Waiver.

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed orally, but only by an instrument in writing signed by each party hereto. No failure on the part of either party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any partial exercise of any right hereunder preclude any further exercise thereof. Without limiting the generality of the first sentence of this Section 8 any and all prior agreements or purported agreements between the Company and Employee are hereby terminated on and as of the Effective Date. In the event of any difference between this Agreement and any other document referred to in this Agreement, this Agreement shall control.

9.	Withholding.

The Company shall be entitled to withhold from any and all amounts payable to Employee hereunder such amounts as may, from time to time, be required to be withheld pursuant to applicable tax laws and regulations.

10.	Succession; Assignability; Binding Effect.

10.1 The Company may assign all of its rights and obligations hereunder to any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided, however, that the Company will require each such successor or successors expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and further provided that nothing contained herein shall act as a release of the Company of its obligations hereunder.

10.2 This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Employee may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of his rights or obligations hereunder without the prior written consent of the Company, and any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void and without effect, Notwithstanding the foregoing, it is expressly understood and agreed that the Employee’s estate shall be entitled to all monies due to Employee hereunder in the event Employee dies at, or subsequent to, the termination of his employment, but prior to the receipt by Employee of monies due him pursuant to the terms hereof.

11.	Headings.

The Section and subsection headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

12.	Notices.

Notice hereunder will be addressed to a party at Employee’s home address in accordance with the Corporation’s personnel records or its corporate headquarters address. Either party may change its address for notice purposes by written notice to the other party in accordance with this Section 12.

13.	Governing Law.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida applicable to contracts made and to be performed wholly in that state, without giving effect to the principles thereof relating to conflicts or choice of laws.

14.	Execution in Counterparts.

This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

15.	Construction.

The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded the opportunity to utilize representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

16.	Dispute Resolution.

Subject to the rights of the Company pursuant to Exhibits A and B herein, any controversy, claim or dispute arising out of or relating to this Agreement, the breach thereof, or the Employee’s employment by the Company shall be settled by arbitration before one arbitrator, The arbitration will be administered by the American Arbitration Association in accordance with its National Rules for Resolution of Employment Disputes, The arbitration proceeding shall be confidential, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall take place in the Tampa, Florida area, or in any other mutually agreeable location, In the event any judicial action is necessary to enforce the arbitration provisions of this Agreement, sole jurisdiction shall be in the federal and state courts, as applicable, located in Florida. Any request for interim injunctive relief or other provisional remedies or opposition thereto shall not be deemed to be a waiver of the right or obligation to arbitrate hereunder. The arbitrator shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party. To the extent a party prevails in any dispute arising out of this Agreement or any of its terms and provisions, all reasonable costs, fees and expenses relating to such dispute, including the parties’ reasonable legal fees, shall be borne by the party not prevailing in the resolution of such dispute, but only to the extent that the arbitrator or court, as the case may be, deems reasonable and appropriate given the merits of the claims and defenses asserted.

17.	Corporate Opportunity.

During the Term, Employee shall submit to the Board all business, commercial and investment opportunities or offers presented to Employee or of which Employee becomes aware, which relate to the business of the Company at any time during the Term (“Corporate Opportunities”). Unless approved by the Board in writing after full disclosure, Employee shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Employee’s own behalf.

18.	Insurance.

The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Employee in any amount or amounts considered advisable. Employee agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Employee hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

19.	Employee’s Representations.

Employee hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound; (ii) Employee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity except as disclosed to the Company prior to the date hereof; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms, Employee hereby acknowledges and represents that he understands his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

QUALITY DISTRIBUTION, INC.

By:

Gary R. Enzor
Chief Executive Officer

EMPLOYEE:

Joseph J. Troy

ANNEX A

RESTRICTIVE COVENANT

In consideration of Employee’s employment with the Company, the provision by the Company of trade secrets and confidential information to Employee, the Company’s introduction to Employee of its clients and customers, and other good and valuable consideration, Employee and Company agree as follows:

For a period of twelve months after Employee’s employment with the Company terminates, Employee will not engage, either individually or on behalf of any other person, firm, or entity, in the bulk trucking business, trans-loading, bulk tank cleaning business, logistics business or the transportation brokerage business in any geographic area in which the Company participated in those businesses during the last twenty-four months prior to Employee’s Termination Date.

The above restriction does not preclude Employee from: (i) owning, operating or managing any business, or being employed by any person, firm or entity in a non-competing organization, or (ii) owning no more than five percent of the equity of any publicly traded entity in a non-competing organization with respect to which Employee is not an officer, director, employee, consultant, advisor, or agent.

In addition, Employee acknowledges that irreparable damage would occur in the event of a breach of the provisions of this Restrictive Covenant by Employee. Therefore, in addition to any other remedy to which it is entitled at law or in equity, the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Restrictive Covenant and to enforce specifically the terms of such provisions.

If any provision of this Restrictive Covenant is found by any court of competent jurisdiction to be invalid or unenforceable for any reason, such finding shall not affect, impair or invalidate the remainder of this Covenant, Furthermore, if the scope of any restriction or requirement contained in this Covenant is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

Nothing in this Restrictive Covenant promises or guarantees Employee employment with the Company and the Company and Employee retain the right to terminate Employee’s employment as provided in the Agreement to which this is an exhibit.

AGREE:

DATE:	7-16-10

ANNEX B

INTELLECTUAL PROPERTY PROTECTION AGREEMENT

In consideration of Employee’s employment with the Company, the provision by the Company of trade secrets and confidential information to Employee, the Company’s introduction to Employee of its clients and customers, and other good and valuable consideration, Employee and Company agree as follows:

ARTICLE I

CONFIDENTIALITY

Employee will not use or disclose, except (i) on behalf of the Company and in accordance with Employee’s job responsibilities, or (ii) as required by applicable laws, as ordered by a court or an arbitration tribunal of competent jurisdiction, as required by the SEC or other regulatory organization or agency, or pursuant to a duly authorized and executed subpoena, any Confidential Information belonging to the Company, including its affiliates and subsidiaries, “Confidential Information” means information or data in written, electronic, or any other form, tangible or intangible, which is not generally known outside the Company. Confidential Information includes, but is not limited to,

(i) business, financial and strategic information, such as sales and earnings information and trends, material, overhead and other costs, profit margins, accounting information, banking and financing information, pricing policies, capital expenditure/investment plans and budgets, forecasts, strategies, plans and prospects.

(ii) organizational and operational information, such as personnel and salary data, information concerning the utilization or capabilities of personnel, facilities or equipment, logistics management techniques, methodologies and systems, methods of operation data and facilities plans, and including specifically the same information with respect to owner/operators and affiliate or Company terminals;

(iii) advertising, marketing and sales information, such as marketing and advertising data, plans, programs, techniques, strategies, results and budgets, pricing and volume strategies, catalog, licensing or other agreements or arrangements, and market research and forecasts and marketing and sales training and development courses, aids, techniques, instruction and materials.

(iv) product and merchandising information, such as information concerning offered or proposed products or services and the sourcing of the same, product or services specifications, data, drawings, designs, performance characteristics, features, capabilities and plans and development and delivery schedules.

(v) information about existing or prospective customers, suppliers, such as customer and supplier lists and contact information, customer preference data, purchasing habits, authority levels and business methodologies, sales history, pricing and rebate levels, credit information and contracts.

(vi) technical information, such as information regarding plant and equipment organization, performance and design, information technology and logistics systems and related designs, integration, capabilities, performance and plans, computer hardware and software, research and development objectives, budgets and results, intellectual property applications, and other design and performance data.

(vii) Further, anything created by the Employee while working for the Company will be property of the Company and be considered as confidential information for the purpose of this article.

Employee will return to the Company upon termination of employment all property belonging to the Company, including all Confidential Information in a tangible form. The restriction in this paragraph on using or disclosing Confidential Information extends beyond Employee’s employment with the Company, so long as the Confidential Information is not generally known outside of the Company.

ARTICLE II

NON-SOLICITATION

2.1	Employee will not, for a period of twelve months after Employee’s employment with the Company terminates (the “Non-Solicitation Expiration”), solicit or make any other contact with, directly or indirectly, any customer of the Company or any of its subsidiaries, who or which was a customer at any time during the twenty-four months prior to Employee’s Termination Date, with respect to the provision of any service to any such customer that is the same or substantially similar to any offered or provided to such customer by the Company or any of its subsidiaries.

2.2	Employee will not, prior to the Non-Solicitation Expiration, solicit or make any other contact regarding the Company or any of its subsidiaries with any union or similar organization which has a collective bargaining agreement, union contract or similar agreement with the Company or any Subsidiary or affiliate or which is seeking to organize employees of the Company or any Subsidiary, with respect to any employee of the Company or such union’s or similar organization’s relationship or arrangements with the Company or any subsidiary.

2.3	Employee will not, prior to the Non-Solicitation Expiration, solicit or make any other contact with, directly or indirectly, any person who is an employee or independent contractor (including, without limitation, any of the Company’s truck drivers, owner/operators, or affiliate terminal operators, or the employees or fleet owners associated with any affiliate terminal operator) of the Company or any of its subsidiaries or affiliates as or the Employee’s Termination Date (or any person who was employed by the Company or any of its subsidiaries or affiliates at any time during the three-month period prior to the Employee’s Termination Date) with respect to any employment services or other business relationship.

2

ARTICLE III

NON-DISPARAGEMENT

Employee will not make or publish, or cause to be made or published, any statement or information that disparages or defames the Company or any of its subsidiaries or affiliates, or any employees or representatives thereof.

The Company agrees not to make or publish, or cause to be made or published, any statement or information that disparages or defames Employee.

ARTICLE IV

MISCELLANEOUS

4.1	Remedies

The parties acknowledge that irreparable damage would occur in the event of a breach of any of the provisions of this Intellectual Property Protection Agreement. Therefore, in addition to any other remedy to which they are entitled at law or in equity, the parties shall be entitled to an injunction or injunctions to prevent breaches of such sections of this Intellectual Property Protection Agreement and to enforce specifically the terms and provisions of such sections.

4.2	Jurisdiction and Governing Law

This Intellectual Property Protection Agreement shall be governed in accordance with the laws of the State of Florida and the exclusive jurisdiction for enforcing this agreement shall be the federal or state courts located in Florida.

4.3	Severability

If any provision of this Intellectual Property Protection Agreement is found by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement, Furthermore, if the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Employee consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

4.4	Amendments

No change, alteration or modification hereof may be made except in writing, signed by each of the parties hereto.

4.5	Interpretation

The headings in this Intellectual Property Protection Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or

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otherwise affect the meaning hereof. This Agreement contains all of the terms and conditions agreed upon by the parties and no other agreements, oral or otherwise, exist or shall be binding upon the parties as to the subject matter hereof.

4.6	Nothing in this Intellectual Property Protection Agreement promises or guarantees Employee employment with the Company and the Company and. Employee retain the right to terminate Employee’s employment, as provided in the Agreement to which this is an exhibit.

AGREED:

DATE:	7-16-10

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

QUALITY DISTRIBUTION, INC.

By:

Gary R. Enzor
Chief Executive Officer

EMPLOYEE:

Joseph J. Troy